Exhibit 107

Calculation of Filing Fee Table Form S-3

(Form Type)

Rayonier Inc.

Rayonier, L.P.

Rayonier TRS Holdings Inc.

Rayonier Operating Company LLC

(Exact Name of Registrants as Specified in its Charters)

Table 1—Newly Registered and Carry Forward Securities

Newly Registered Securities

Fees to Be Paid

	Debt	Debt Securities of Rayonier Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Other	Guarantees of Rayonier Inc.(3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Equity	Common Shares, no par value, of Rayonier Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Other	Subscription Rights of Rayonier Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Equity	Preferred Shares of Rayonier Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Equity	Warrants of Rayonier Inc.(4)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Other	Stock Purchase Contracts of Rayonier Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Other	Stock Purchase Units of Rayonier Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Debt	Debt Securities of Rayonier, L.P.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Other	Guarantees of Rayonier, L.P.(3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Equity	Warrants of Rayonier, L.P.(4)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Debt	Debt Securities of Rayonier TRS Holdings Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Other	Guarantees of Rayonier TRS Holdings Inc.(3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Equity	Warrants of Rayonier TRS Holdings Inc.(4)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

	Other	Guarantees of Rayonier Operating Company LLC (3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

		Total Offering Amounts				N/A		N/A

		Total Fees Previously Paid						N/A

		Total Fee Offsets						N/A

		Net Fee Due						N/A

(1)

An indeterminate aggregate initial offering price or number of securities are being registered and may from time to time be offered (i) at indeterminate prices or (ii) upon conversion of or exchange for the preferred stock, depositary shares, warrants, subscription rights or debt securities registered hereunder that provide for conversion or exchange, or pursuant to the anti-dilution provisions of any such securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrants are deferring payment of all of the registration fee.

(3)

The Registrants and the Co-Registrant listed in the table above, or any of them, may fully and unconditionally guarantee any series of debt securities registered hereunder. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee will be paid in respect of any such guarantees. The guarantees will not be traded separately.

(4)	Represents warrants to purchase debt securities, common shares or preferred shares registered hereby.